NEWS RELEASE
FOR IMMEDIATE RELEASE	Contact:	Christopher L. Boone
Controller
(VP Treasurer/CFO Designee)
(936) 631-2749

LUFKIN INDUSTRIES REPORTS RESULTS FOR FIRST QUARTER 2008

Strong Growth in Oil Field and Power Transmission Bookings Increases
Total Backlog to $235.7 Million

LUFKIN, Texas -- (April 16, 2008) -- Lufkin Industries, Inc. (NASDAQ: LUFK) today announced financial results for the first quarter ended March 31, 2008.  Sales were $147.0 million compared with $148.1 million for the first quarter of 2007.  Net earnings for the first quarter of 2008 were $15.6 million, or $1.06 per diluted share.  These results include a positive $0.05 per diluted share impact related to the run-out of trailer inventories that was not included in the Company’s guidance for first quarter earnings per diluted share in a range of $0.90 to $1.00.  For the first quarter of 2007, net earnings were $17.8 million, or $1.17 per diluted share.

John F. (Jay) Glick, president and chief executive officer of Lufkin, commented, “Lufkin’s first quarter financial results represent a very solid beginning to 2008, as high global demand for energy drove activity in our core oil field and power transmission markets.  Importantly, we experienced a significant rebound in bookings for oil field equipment in North America, complementing our continued growth in international oil field markets.  In addition, bookings in our power transmission business have remained strong, both domestically and internationally.  As a result, the combined backlog of these businesses increased 45.2% to $234.7 million compared with the first quarter last year, while growing 17.9% from the end of 2007.  Including results from our trailer business, in which, as announced in January, we are suspending our participation, our backlog increased to $235.7 million at the end of the first quarter, up 32.8% and 16.4% from the end of the first and fourth quarters of 2007.

“Oil field sales for the first quarter of 2008 were $100.9 million, compared with $101.3 million for the first quarter of 2007 and $106.3 million for the fourth quarter last year.  These sales generally met our expectations, reflecting normal first quarter seasonality, continued solid growth in international pumping equipment sales, and North American pumping sales that, while improving from levels experienced in the second and third quarters last year, were below the first quarter of 2007.  The increasing momentum in the North American oil field market for pumping equipment is more readily apparent in the 67.2% growth in the segment backlog to $97.1 million at the end of the latest quarter from the end of the first quarter of 2007 and the 26.3% sequential quarter growth in backlog.  Also contributing to increased bookings for the first quarter, we have continued to expand our oil field automation and services businesses in North America and abroad.

“Lufkin’s power transmission business produced sales of $40.2 million for the first quarter of 2008, up 19.2% from the first quarter of 2007 and down 7.6% from the fourth quarter of 2007.  The power transmission backlog increased 32.9% to a record $137.6 million at the end of the latest quarter compared with the end of the first quarter last year, while growing 12.6% on a sequential quarter basis.  Consistent with our experience during 2007, the growth in bookings was primarily related to high energy demand, based on orders throughout our markets for high speed gears used in energy related businesses, including the oil and gas, power generation, refining, petrochemical and marine sectors.  The same market forces drove expansion of our repair and retrofit services, through both our U.S. facilities and our facilities in France.

“We announced in mid January that Lufkin’s Board of Directors had authorized the Company to suspend its participation in the commercial trailer markets it served and to develop a plan to run-out existing inventories, fulfill current contractual obligations and close all trailer facilities.  As a result, trailer sales were $5.9 million for the quarter and the backlog at the end of the quarter was $1.1 million.  However, trailer sales for the quarter produced a positive $0.05 per diluted share impact relative to our guidance for the quarter due to the cost implications of running-out our trailer inventory valued on a LIFO accounting basis.  Because the timing and level of these sales was uncertain, their impact was not included in our guidance for the quarter.

“Based on the Company’s combined oil field and power transmission backlog of $234.7 million at the end of the first quarter and its outlook regarding industry conditions for these businesses for the rest of 2008, Lufkin today raised its guidance for earnings per diluted share for 2008 to a range of $5.10 to $5.30 from the previous range of $5.00 to $5.20.  Consistent with this guidance, the Company also today established its guidance for earnings per diluted share for the second quarter of 2008 in a range of $1.30 to $1.40.  The Company’s guidance does not include any additional positive impact from trailer sales related to inventory valuation discussed above.”

Mr. Glick concluded, “Our confidence in our earnings guidance for 2008 in part reflects the significant growth in our oil field backlog and the ninth consecutive sequential quarter increase in our power transmission backlog.  In the face of anticipated continuing high demand, our confidence is also grounded in our extensive history of expanding our production to meet growth in bookings while maintaining the outstanding quality for which our products are known.  Because of consistent and long-term investment in capacity, we are well positioned to leverage this attractive market environment.  With more than $100 million in cash and cash equivalents and no bank debt, we also have the capital resources to continue implementing our organic and acquisition growth strategies.”

Lufkin will discuss its results for the first quarter in a teleconference call today at 9:00 a.m. (central time).  To listen to the call, participants should dial (913) 312-0402 approximately 10 minutes prior to the start of the call.  A telephonic replay will be available from 12:00 p.m. (central time) April 16, 2008 through April 23, 2008, by dialing (719) 457-0820 and entering reservation number 2524069.

This release contains forward-looking statements and information that are based on management’s beliefs as well as assumptions made by and information currently available to management.  When used in this release, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions are intended to identify forward-looking statements.  Such statements reflect the Company’s current views with respect to certain events and are subject to certain assumptions, risks and uncertainties, many of which are outside the control of the Company.  These risks and uncertainties include, but are not limited to, (i) oil prices, (ii) capital spending levels of oil producers, (iii) availability and prices for raw materials and (iv) general industry and economic conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.  The Company does not intend to update these forward-looking statements and information.

Lufkin Industries, Inc. sells and services oil field pumping units, foundry castings and power transmission products throughout the world.  The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

LUFKIN INDUSTRIES, INC.
Financial Highlights
(In thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2008	2007
Net sales	$147,011	$148,081
Cost of sales	105,652	108,030
Gross profit	41,359	40,051
Selling, general and administrative expenses	17,532	14,544
Operating income	23,827	25,507
Interest and other income (expense), net	218	934
Earnings before income taxes	24,045	26,441
Income tax provision	8,416	8,672
Net earnings	$15,629	$17,769

Net earnings per share:
Basic	$1.07	$1.19
Diluted	$1.06	$1.17
Weighted average shares outstanding
Basic	14,642	14,939
Diluted	14,790	15,171
Cash dividends per share	$0.25	$0.21

LUFKIN INDUSTRIES, INC.
Balance Sheet Highlights
(Thousands of dollars)

	March 31,	Dec. 31,
	2008	2007
Current assets	$308,390	$292,867
Total assets	518,962	500,656
Current liabilities	72,545	68,134
Shareholders’ equity	398,442	384,653
Working capital	235,845	224,733

LUFKIN INDUSTRIES, INC.
Division Performance
(Thousands of dollars)

	Three Months Ended
	March 31,	March 31,
	2008	2007
Revenue:
Oil field	$100,909	$101,286
Power Transmission	40,161	33,698
Trailer	5,941	13,097
Total	$147,011	$148,081

	March 31,	December 31,	March 31,
	2008	2007	2007
Backlog:
Oil field	$97,066	$76,851	$58,057
Power Transmission	137,598	122,181	103,509
Trailer	1,061	3,446	15,932
Total	$235,725	$202,478	$177,498